Exhibit 4.19

SHIPBUILDING CONTRACT

OF

ONE (1) 64,000-DWT TYPE

MOTOR BULK CARRIER

UNDER NACKS HULL NO, NE442

BETWEEN

DAXOS MARITIME LIMITED

AS BUYER

AND

NANTONG COSCO KHI SHIP ENGINEERING CO., LTD.

AS BUILDER

Index

ARTICLE I - DESCRIPTION AND CLASS		2
1.	Description	2
2.	Class and Rules	3
3.	Principal Particulars of the VESSEL	4
4.	Subcontracting	5
5.	Registration	5
ARTICLE II - CONTRACT PRICE AND TERMS OF PAYMENT		6
1.	Contract Price	6
2.	Adjustment of Contract Price	6
3.	Currency	6
4.	Terms of Payment	6
5.	Method of Payment	7
6.	Prepayment	9
7.	Special Conditions	9
ARTICLE III - ADJUSTMENT OF CONTRACT PRICE		11
1.	Delivery	11
2.	Speed	12
3.	Fuel Consumption	13
4.	Deadweight	14
5.	Effect of Rescission	15
6.	Method of Settlement	15
7.	Cumulative Effect	15
ARTICLE IV - APPROVAL OF PLANS AND DRAWINGS AND INSPECTION DURING CONSTRUCTION		16
1.	Approval of Plans and Drawings	16
2.	Appointment of the BUYER's Representative	17
3.	Inspection by the Representative	17
4.	Facilities	20
5.	Liability of the BUILDER	20
6.	Responsibility of the BUYER	21
7.	Salaries and Expenses	21
ARTICLE V - MODIFICATION		22
1.	Modification of Specifications	22
2.	Change in Rules and Regulations, etc.	22
3.	Substitution of Materials	23

1

ARTICLE VI - TRIALS		24
1.	Notice	24
2.	Weather Condition	24
3.	How Conducted	25
4.	Trial Condition	25
5.	Method of Acceptance or Rejection	26
6.	Effect of Acceptance	27
7.	Disposition of Surplus Consumable Stores	27
ARTICLE VII - DELIVERY		29
1.	Time and Place	29
2.	Notice	29
3.	When and How Effected	30
4.	Documents to be delivered to the BUYER	30
5.	Tender of the VESSEL	31
6.	Title and Risk	32
7.	Removal of the VESSEL	32
ARTICLE VIII - DELAYS AND EXTENSION OF TIME FOR DELIVERY (FORCE MAJEURE)		33
1.	Causes of Delay	34
2.	Notice of Delays	34
3.	Definition of Permissible Delays	34
4.	Right to Rescind for Excessive Delay	34
ARTICLE IX - WARRANTY OF QUALITY		36
1.	Guarantee of Material, Workmanship	36
2.	Notice of Defects	36
3.	Remedy of Defects	36
4.	Extent of BUILDER's Liability	38
ARTICLE X - RESCISSION OF THE CONTRACT		40
1.	Notice	40
2.	Refund by the BUILDER	40
3.	Discharge of Obligations	41
4.	Refund Guarantee	41
ARTICLE XI - BUYER'S DEFAULT		42
1.	Definition of Default	42
2.	Interest and Charge	42
3.	Effect of Default	43
4.	Sale of the VESSEL	43

2

ARTICLE XII - INSURANCE		45
1.	Extent of Insurance Coverage	45
2.	Application of Recovered Amount	46
3.	Termination of the BUILDER's obligation to insure	47
ARTICLE XIII - DISPUTES AND ARBITRATION		48
1.	Proceedings	48
2.	Notice of Award	49
3.	Expenses	49
4.	Entry in Court	49
5.	Alteration of Delivery of the VESSEL	49
ARTICLE XIV - RIGHTS OF ASSIGNMENT		50
ARTICLE XV - TAXES AND DUTIES		51
ARTICLE XVI - PATENTS, TRADEMARKS, COPYRIGHTS, ETC.		52
1.	Patents, Trademarks and Copyrights	52
2.	General Plans, Specifications and Working Drawings	52
ARTICLE XVII - BUYER's SUPPLIES		53
1.	Responsibility of the BUYER	53
2.	Responsibility of the BUILDER	54
ARTICLE XVIII - NOTICE AND CORRESPONDENCE		55
1.	Address	55
2.	Language	55
ARTICLE XIX - DEFAULT OF A CONTRACT PARTY		56
ARTICLE XX - EFFECTIVE DATE OF CONTRACT		57
ARTICLE XXI - INTERPRETATION		58
1.	Laws Applicable	58
2.	Discrepancies	58
3.	Entire Agreement	58
4.	Other	58
ARTICLE XXII - CONFIDENTIALITY		59
EXHIBIT "A"		61
Format of REFUND GUARANTEE		61
EXHIBIT "B"		67
Format of PERFORMANCE GUARANTEE		67

END OF CONTRACT

3

SHIPBUILDING CONTRACT

FOR

ONE (1) 64,000-DWT TYPE

MOTOR BULK CARRIER

THIS CONTRACT, made on this 13th day of May, 2022 by and between NANTONG COSCO KHI SHIP ENGINEERING CO., LTD., a corporation organized and existing under the laws of the People’s Republic of China, having its principal office at 901 Changjiang Middle Road, Nantong, Jiangsu, the People’s Republic of China (hereinafter called the "BUILDER"), the party of the first part, and DAXOS MARITIME LIMITED, a corporation organized and existing under the laws of the Republic of the Marshall Islands, having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (hereinafter called the "BUYER"), the party of the second part.

W I T N E S S E T H :

In consideration of the mutual covenants contained herein, the BUILDER agrees to design, build, launch, equip and complete one (1) 64,000-DWT type motor bulk carrier (hereinafter called the "VESSEL") more fully described in ARTICLE I hereof at the BUILDER's shipyard (hereinafter called the "SHIPYARD") and to sell and deliver the VESSEL to the BUYER, and the BUYER agrees to purchase and take delivery of the VESSEL from the BUILDER and to pay for the same, all upon the terms and conditions hereinafter set forth.

ARTICLE I - DESCRIPTION AND CLASS

1.	Description

The VESSEL shall be a 64,000-DWT type motor bulk carrier of the class described below. The VESSEL shall have the BUILDER's Hull No.NE442 and shall be designed, constructed, equipped and completed in accordance with the following Specifications and Plans of the date hereof signed by the parties hereto (hereinafter collectively called the "Specifications"), making an integral part hereof.

The Specifications (NB20-0700):
Part I&II (General and Hull Part)	Dwg. No. 02-011, 2nd Edition, August 2020
Part III (Machinery Part)	Dwg. No. 02-012, 2nd Edition, August 2020
Part IV (Electric and Automation Part)	Dwg. No. 02-013, 2nd Edition, August 2020

The Plans (NB20-0700):
Preliminary General Arrangement (1/2)	Dwg. No. 02-110 (1/2), 2nd Edition, August 2020
Preliminary General Arrangement (2/2) (Accommodation)	Dwg. No. 02-110 (2/2), 2nd Edition, August 2020

Makers List (NB20-0700):	Dwg. No. 02-801, 3rd Edition, July 2021

Discussion Memorandum (NB22-0701)	Dwg. No. 08-001, 1st Edition, March 2022

Discussion Memorandum (NB22-0701)	Dwg. No. 08-002, 1st Edition, May 2022
Extra and Credit List (NB22-0701)	May 13th,2022

2.	Class and Rules

The VESSEL, including its machinery, equipment and outfittings, shall be constructed in accordance with the rules and regulations as described in the Specifications and under special survey of American Bureau of Shipping (hereinafter called the "Classification Society") under the following Class Notations.

ABS, XA1, , Bulk Carrier, BC-A (holds No.2 and 4 may be empty), XAMS, XACCU, ENVIRO, CSR, AB-CM, TCM, BWT, RW, IHM, CPS, GRAB[20], ESP, UWILD, NOx-Tier III

The BUILDER shall arrange with the Classification Society for the assignment by the Classification Society of a representative or representatives (hereinafter called the "Classification Surveyor") to the VESSEL during the construction.

All fees and charges incidental to classification and to compliance with the above specified rules, regulations and requirements of this Contract payable on account of the construction of the VESSEL shall be for the account of the BUILDER.

Decisions of the Classification Society as to the compliance or noncompliance with the classification rules and regulations including those statutory rules and regulations which the Classification Society is authorized to act on behalf of the relevant authorities shall be final and binding upon the parties hereto. In the event of any dispute within the Classification Society for such matter, decisions of the Head office of the Classification Society shall prevail.

The VESSEL’s classification status, and all classification and other required certificates hereunder, are to be clean and free of all conditions, recommendations and restrictions whatsoever other than those permitted in the Specifications or this Contract or otherwise mutually agreed under the terms of this Contract.

3.	Principal Particulars of the VESSEL

(a)	Hull:

Length overall	abt. 199.90 m
Length between perpendiculars	197.00 m
Breadth moulded	32.24 m
Depth moulded	19.40 m
Summer draught moulded	13.50 m
Scantling draught moulded	13.50 m

(b)	Propelling machinery and Guaranteed speed:

The propelling machinery shall consist of one (1) MAN B&W 6S50ME-C9.7-HPSCR, two-stroke cycle, crosshead, reversible, marine diesel engine with exhaust gas turbocharger having a maximum continuous output of 6,940 Kilowatts (bhp) with 85 rpm, in accordance with the Specifications, giving the VESSEL a trial speed of 15.6 knots on a trial ballast condition at the maximum continuous output with clean bottom, on calm and deep open sea, under no wind, no wave and no current condition.

(c)	Deadweight (guaranteed):

The VESSEL, when completed and ready for sea, shall be capable of carrying the deadweight tonnage of not less than 63,891 metric tons on the summer draught moulded of 13.50 m, in accordance with the definition described in Specifications General Part para. 6 "Deadweight calculation".

(d)	Fuel oil consumption (guaranteed):

The fuel oil consumption of the VESSEL's main engine as determined on the shop trial as more fully specified in the Specifications, at the normal output shall be 158.2 grams/kW/hour using fuel oil having low calorific value of 42,700 kJ/kg.

If the fuel used on such trials has a greater or lesser calorific value than 42,700 kJ/kg (low calorific value), the actual fuel oil consumption of main engine shall be adjusted in inverse proportion to that which would have been achieved with fuel oil of the said calorific value.

4.	Subcontracting

The BUILDER may, at its sole discretion and responsibility, subcontract any portion of the construction work of the VESSEL. Delivery and final assembly into the VESSEL of any such works subcontracted shall be at the Shipyard.

The BUILDER shall always remain fully and solely responsible for the work done or the materials supplied by such subcontractors. The BUYER has the right to dispatch Representative (as defined in Article IV) to the sub-contractors’ premises, provided that the cost of any such representatives shall be borne by the BUYER.

5.	Registration

The VESSEL shall be registered by the BUYER at its own cost and expense under the laws of the Republic of the Marshall Islands with its home port of City of Majuro at the time of delivery and acceptance of the VESSEL hereunder.

(End of Article)

ARTICLE II - CONTRACT PRICE AND TERMS OF PAYMENT

1.	Contract Price

The purchase price of the VESSEL is United States Dollars Thirty Five Million One Hundred and Fifty Thousand (U.S.$35,150,000.-) only net receivable by the BUILDER (hereinafter called the "Contract Price"), which is exclusive of the BUYER's Supplies as provided in Article XVII hereof and shall be subject to upward or downward adjustment, if any, as hereinafter set forth in this Contract.

2.	Adjustment of Contract Price

Adjustment of the Contract Price, if any, in accordance with provisions of this Contract shall be made by way of addition to or subtraction from the final instalment due and payable upon delivery of the VESSEL in the manner as hereinafter provided.

3.	Currency

Any and all payments by the BUYER to the BUILDER under this Contract shall be made in United States Dollars. All lifting charge, if any, incurred in respect of the payments made at other banks than the BUILDER's nominated bank in the People’s Republic of China specified in Paragraph 5 of this ARTICLE shall be for the BUYER's account.

4.	Terms of Payment

The Contract Price including any adjustment thereof shall be paid by the BUYER to the BUILDER in instalments as follows:

(a)	1st Instalment:

The sum of United States Dollars Six Million Nine Hundred and Ten Thousand only (U.S.$6,910,000.-) shall be paid in accordance with Clause 5(a) of this Article within Five (5) banking days after the date of signing this Contract and receipt by BUYER of the Refund Guarantee (as defined in Article X) via Society for Worldwide Interbank Financial Telecommunication (hereinafter called the “SWIFT”) , whichever is later.

(b)	2nd Instalment:

The sum of United States Dollars Three Million Four Hundred and Fifty Five Thousand only (U.S.$3,455,000.-) shall be paid on or before November 14th, 2022 in accordance with Clause 5(b) of this Article.

(c)	3rd Instalment:

The sum of United States Dollars Three Million Four Hundred and Fifty Five Thousand only (U.S.$3,455,000.-) shall be paid within five (5) banking days after keel laying of the VESSEL in accordance with Clause 5(c) of this Article.

(d)	4th Instalment:

The sum of United States Dollars Three Million Four Hundred and Fifty Five Thousand only (U.S.$3,455,000.-) shall be paid within five (5) banking days after launching of the VESSEL in accordance with Clause 5(d) of this Article.

(e)	5th Instalment:

The sum of United States Dollars Seventeen Million Eight Hundred and Seventy Five Thousand only (U.S.$17,875,000.-) plus any increase or minus any decrease due to adjustment of the Contract Price hereunder shall be paid upon delivery and acceptance of the VESSEL in accordance with Clause 5(e) of this Article.

5.	Method of Payment

Each of the instalments due and payable of the VESSEL shall be remitted, as the net receivable sum to the BUILDER, by the due date by telegraphic transfer to BUILDER’s bank with U.S. Dollar Saving Account for the account of the BUILDER with remarks of “Hull NE442”.

(a)	1st Instalment:

Within Five (5) banking days after the date of signing of this Contract and receipt by the BUYER of the Refund Guarantee issued by the BUILDER’s bank via SWIFT, the BUYER shall remit the amount of this Instalment by telegraphic transfer to the BUILDER’s bank for the account of the BUILDER.

(b)	2nd Instalment:

The BUILDER shall give a notice to the BUYER at least seven (7) banking days prior to the due date of this Instalment.

On or before November 14th, 2022, the BUYER shall remit the amount of this Instalment by telegraphic transfer to the BUILDER’s bank for the account of the BUILDER.

(c)	3rd Instalment:

The BUILDER shall give a notice to the BUYER about expected date of the keel laying of the VESSEL at least fifteen (15) days prior to the scheduled keel laying date.

Upon completion of the keel laying of the VESSEL, the BUILDER shall provide the BUYER with a notice together with a witness statement signed by the Classification Society, advising that the BUILDER has completed the keel laying of the VESSEL.

Within five (5) banking days after the keel laying of the VESSEL, the BUYER shall remit the amount of this Instalment by telegraphic transfer to the BUILDER’s bank for the account of the BUILDER.

(d)	4th Instalment:

The BUILDER shall give a notice to the BUYER about expected date of launching of the VESSEL at least fifteen (15) days prior to the scheduled launching date.

Upon completion of the launching of the VESSEL, the BUILDER shall provide the BUYER with a notice together with a witness statement signed by the Classification Society, advising that the BUILDER has completed the launching of the VESSEL.

Within five (5) banking days after the launching of the VESSEL, the BUYER shall remit the amount of this Instalment by telegraphic transfer to the BUILDER’s bank for the account of the BUILDER.

(e)	5th Instalment:

The BUILDER shall give a detail notice to the BUYER regarding expected date of Delivery of the VESSEL and any price adjustment, credit or extra, of the Contract Price seven (7) banking days prior to the scheduled Delivery date.

The BUYER (or its financier on BUYER’s behalf) shall, at least three (3) banking days prior to the scheduled Delivery date of the VESSEL, make cash deposit (the deposit interest to be for the account of the BUYER) with the BUILDER’s bank, covering the amount of this instalment as adjusted, available or releasable to the BUILDER against a copy of mutually signed Protocol of Delivery and Acceptance of the VESSEL as set forth in Paragraph 3 of Article VII hereof.

6.	Prepayment

Prepayment of any instalment due on or before delivery of the VESSEL shall be subject to mutual agreement between the parties hereto.

7.	Special Conditions

(a)	For the purpose of this Contract, "banking days" means days excluding Saturday, Sunday and public holiday in New York, Zurich, Hamburg, Beijing and Athens.

(b)	The BUYER shall give the BUILDER prior notice of each remittance and shall use its best endeavours that the payment instruction from the BUYER’s remitting banks will reach the BUILDER’s bank latest 11:00 hours Beijing Time on each due date.

(c)	If any of the First, Second, Third and Fourth instalments is not paid in full by the BUYER to the BUILDER by the due date of each instalment as set forth in Paragraph 5 hereof, in such event, the BUYER shall pay the BUILDER interest on such unpaid instalments at the rate of six percent (6%) per annum from the due date of each instalment thereof to the date of full payments.

(End of Article)

ARTICLE III - ADJUSTMENT OF CONTRACT PRICE

The Contract Price shall be subject to adjustment, as hereinafter set forth, in the event of the following contingencies (it being understood by both parties that any reduction of the Contract Price is by way of liquidated damages and not by way of penalty):

1.	Delivery

(a)	No adjustment shall be made and the Contract Price shall remain unchanged for the first thirty (30) days of delay in delivery of the VESSEL beyond the Delivery Date as defined in Article VII hereof (ending as of twelve o'clock midnight China Standard Time of the thirtieth (30th) day of delay).

(b)	If the delivery of the VESSEL is delayed more than thirty (30) days after the Delivery Date, then, in such event, beginning at twelve o'clock midnight of the thirtieth (30th) day after the Delivery Date, the Contract Price shall be reduced by deducting therefrom the sum of United States Dollars Seven Thousand only (U.S.$ 7,000.-) for each day thereafter.

However, the total reduction in the Contract Price shall not be more than United States Dollars Eight Hundred and Forty Thousand only (U.S.$ 840,000.-) as would be the case for a delay of one hundred and twenty (120) days, counting from twelve o’clock midnight of the thirtieth (30th) day after the Delivery Date at the above specified rate of reduction.

(c)	But if the delay in delivery of the VESSEL should continue for a period of one hundred and twenty (120) days from the thirty-first (31st) day after the Delivery Date, then, in such event, and after such period has expired, the BUYER may at its option rescind this Contract in accordance with the provisions of Article X hereof or may consent to delivery of the VESSEL at the total reduction provided for in above Subparagraph (b) at an agreed future date for delivery, by serving upon the BUILDER a written notice.

The BUILDER may, at any time after the expiration of the aforementioned one hundred and twenty (120) days of delay in delivery, if the BUYER has not served notice of rescission as provided in Article X hereof, notify the BUYER of the date upon which the BUILDER estimates the VESSEL will be ready for delivery and demand in writing that the BUYER shall make an election, in which case the BUYER shall, within fifteen (15) days after such demand is received by the BUYER, notify the BUILDER of its intention either to rescind this Contract or to consent to the acceptance of the VESSEL at agreed reduction price and at agreed future date; it being understood by the parties hereto that, if the VESSEL is not delivered by such future date, the BUYER shall have the same right of rescission upon the same terms and conditions as hereinabove provided.

If the BUYER fails to notify the BUILDER of its intention to rescind this Contract as above specified within the aforementioned fifteen (15) days, the BUYER shall be deemed to have consented to delivery of the VESSEL at the later date proposed by the BUILDER.

(d)	For the purpose of this Article, the delivery of the VESSEL shall be deemed to be delayed when and if the VESSEL, after taking into full account all postponements of the Delivery Date by reason of permissible delays as defined in Article VIII and/or any other reasons under this Contract, is not delivered by the date upon which delivery is required under the terms of this Contract.

2.	Speed

(a)	The Contract Price shall not be affected or changed by reason of the actual speed, as determined by trial run in accordance with the Specifications, being less than three-tenths (3/10) of one (1) knot below the Guaranteed Speed of the VESSEL specified and required under Paragraph 3(b) of Article I of this Contract (hereinafter called the “Guaranteed Speed”).

(b)	In the event, however, that the deficiency in the actual speed exceeds three-tenths (3/10) of one (1) knot below the Guaranteed Speed of the VESSEL, the Contract Price shall be reduced by United States Dollars Sixty Thousand (U.S.$60,000.-) only for deficiency of each further complete one-tenth (1/10) of a knot in excess up to a maximum of deficiency of one (1) full knot below the Guaranteed Speed (but fractions less each complete 1/10 of a knot to be disregarded).

(c)	If the deficiency in actual speed of the VESSEL upon trial run is more than one (1) full knot below the Guaranteed Speed of the VESSEL, then the BUYER may, at its option, reject the VESSEL and rescind this Contract in accordance with the provisions of Article X hereof, or may accept the VESSEL at a reduction in the Contract Price as above provided for one (1) full knot only, that is, at a total reduction of United States Dollars Four Hundred and Twenty Thousand only (U.S.$420,000.-).

3.	Fuel Consumption

(a)	The Contract Price shall not be affected or changed by reason of the actual fuel consumption of the VESSEL’s main engine, as determined by shop trial as per the Specifications, being more than the Guaranteed Fuel Consumption of the VESSEL’s main engine specified and required under Paragraph 3(d) of Article I of this Contract (hereinafter called the “Guaranteed Fuel Consumption”), if such excess is not more than five percent (5%) over the Guaranteed Fuel Consumption.

(b)	In the event, however, that actual fuel consumption of the VESSEL’s main engine as determined by the shop trial as specified in the Specifications exceeds five percent (5%) over the Guaranteed Fuel Consumption of the main engine, the Contract Price shall be reduced by the sum of United States Dollars Forty Thousand (U.S.$40,000.-) only for each full one percent (1%) increase in fuel consumption above said five percent (5%) (fractions of one percent (1%) to be disregarded), up to a maximum of eight percent (8%) over the Guaranteed Fuel Consumption of the main engine.

(c)	If such actual fuel consumption of the VESSEL’s main engine as determined by the shop trial as specified in the Specifications exceeds eight percent (8%) of the Guaranteed Fuel Consumption, the BUYER may, at its option, reject the VESSEL and rescind this Contract in accordance with the provisions of Article X hereof, or may accept the VESSEL at a reduction in the Contract Price as above specified for eight percent (8%) only, that is, at a total reduction of United States Dollars One Hundred and Twenty Thousand (U.S.$120,000.-) only.

4.	Deadweight

(a)	The Contract Price shall not be affected or changed by reason of the actual deadweight tonnage determined as provided for in the Specifications being below the deadweight tonnage specified and required under Paragraph 3(c) of Article I of this Contract (hereinafter called the "Guaranteed Deadweight"), if such deficiency in the actual deadweight tonnage is not more than Seven Hundred (700) metric tons.

(b)	In the event that the actual deadweight of the VESSEL as determined in accordance with the Specifications is less than the Guaranteed Deadweight of the VESSEL, the Contract Price shall be reduced by the sum of United States Dollars Four Hundred and Fifty (U.S.$450.-) only for each full metric ton (but disregarding fractions of one (1) metric tons) more than Seven Hundred (700) metric tons deficiency, up to a maximum of One Thousand and Seven Hundred (1,700) metric tons below the Guaranteed Deadweight.

(c)	In the event of such deficiency in the actual deadweight of the VESSEL exceeds One Thousand and Seven Hundred (1,700) metric tons, then the BUYER may, at its option, reject the VESSEL and rescind this Contract in accordance with the provisions of Article X hereof, or may accept the VESSEL at a reduction in the Contract Price as above provided for One Thousand and Seven Hundred (1,700) metric tons only, that is, at a total reduction of United States Dollars Four Hundred and Fifty Thousand only (U.S.$450,000.-).

5.	Effect of Rescission

It is expressly understood and agreed by the parties hereto that in any case, if the BUYER rescinds this Contract under this Article, the BUYER shall not be entitled to any liquidated damages.

6.	Method of Settlement

Every and all adjustment of the Contract Price provided in this Article shall be deducted from the final installment due upon Delivery of the VESSEL.

7.	Cumulative Effect

The liquidated damages specified in each separate paragraph and sub-paragraph within this Article III shall be independent of each other and cumulative.

(End of Article)

ARTICLE IV - APPROVAL OF PLANS AND DRAWINGS AND INSPECTION DURING CONSTRUCTION

1. Approval of Plans and Drawings

(a)	The BUILDER shall submit to the BUYER in PDF format of the plans and drawings to be submitted thereto in accordance with the Specifications for its approval.

The BUYER shall after the date of receipt, within three (3) weeks before the keel laying of the VESSEL and within two (2) weeks after the keel laying of the VESSEL inform the BUILDER of the BUYER's approval or approval with comments as described in the Specifications.

A list of the plans and drawings to be submitted to the BUYER for its approval shall be mutually agreed upon between the parties hereto.

(b)	When and if the Representative (as defined hereinafter) shall have been sent by the BUYER to the SHIPYARD in accordance with Paragraph 2 of this Article, the BUILDER may, at the BUYER's written consent, submit the remainder, if any, of the plans and drawings in the list, to the Representative for his approval, The Representative shall, within two (2) weeks after receipt thereof, inform the BUILDER of the BUYER's approval or approval with comments, if any.

Approval by the Representative of the plans and drawings duly submitted to him at the BUYER’s consent shall be deemed to be the approval by the BUYER for all purpose of this Contract.

(c)	In the event that the BUYER or the Representative shall fail to inform the BUILDER of the BUYER’s approval or approval with comments if any within the time limit as hereinabove specified, such plans and drawings shall be deemed to have been automatically approved without any comment.

The plans and drawings so approved by the BUYER or the Representative shall be final and any alteration thereof shall be regarded as modifications specified in Article V hereof.

2.	Appointment of the BUYER's Representative

The BUYER may timely send to and maintain at the SHIPYARD, at the BUYER's own cost and expense, no more than Five (5) representatives, BUYER’s office personnel occasional visits excluded, who shall be duly authorized in writing by the BUYER (hereinafter called the "Representative") to act on behalf of the BUYER in connection with modifications of the Specifications, approval of the plans and drawings, attendance to the tests and inspections relating to the VESSEL, its machinery, equipment and outfitting, and any other matters for which he is specifically authorized by the BUYER.

The BUILDER shall, upon request by the BUYER, provide or assist to apply the necessary invitation letter and/or the other required documents for the Representative’s visa to enter the People’s Republic of China in accordance with the relevant rules, regulations and laws of the People's Republic of China.

3.	Inspection by the Representative

The necessary inspection of the VESSEL, its machinery, equipment and outfitting shall be carried out by the Classification Society, other regulatory bodies and/or an inspection team of the BUILDER throughout the entire period of construction, in order to ensure that the construction of the VESSEL is duly performed in accordance with this Contract and the Specifications.

The Representative shall during the construction until delivery and acceptance of the VESSEL, have the right to attend such tests and inspections of the VESSEL, its machinery and equipment or materials at the SHIPYARD, its subcontractors’ premises or any other place where work is being done or materials are stored in connection with the VESSEL as are mutually agreed between the BUYER and the BUILDER.

The BUILDER shall give a notice to the Representative reasonably in advance for tests and inspections within the SHIPYARD stating particulars of any tests and inspections which may be attended by the Representative provided that in exceptional circumstances the manner in which such notice is given may be modified by mutual agreement. Also, the BUILDER shall give a notice to the Representative of the date and place of such tests and inspections including three (3) days prior notice of auxiliary engines test and seven (7) days prior notice of main engine tests.

For tests and inspections outside the SHIPYARD sufficient advance notice to allow for the Representative to arrange transportation shall be given. This advance notice should not be less than seven (7) days for tests and inspections that require air travel for attendance.

Failure of the Representative to be present at such tests and inspections after due notice to him as above provided shall be deemed to be a waiver of his right to be present. In such case, the Representative shall be obligated to accept the results of such test, on the basis of the BUILDER's report(s) that the said results have conformed to the requirements of this Contract and the Specifications, and the BUILDER shall be entitled to proceed with the construction schedule without further awaiting the particular inspection in question.

In the event that the Representative discovers any construction or material or workmanship which is not deemed to conform to the requirements of this Contract and/or the Specifications, the Representative shall promptly give the BUILDER a notice in writing as to such non-conformity.

Upon receipt of such notice from the Representative, and provided there is no disagreement or argument between the BUILDER and the Representative, the BUILDER shall correct such non-conformity. In all working hours during the construction of the VESSEL until delivery thereof, the Representative shall be given free and ready access to the VESSEL, its engines and accessories, and to any other place where work is being done, or materials are being processed or stored, in connection with the construction of the VESSEL, including the yards, workshops, stores and offices of the BUILDER, and the premises of subcontractors of the BUILDER, who are doing work or storing materials in connection with the VESSEL's construction.

If the Representative fail to notify the BUILDER promptly of any such demand for correction with respect to the construction, arrangement or outfit of the VESSEL, its engines or accessories, or any other items or matters in connection therewith, which the Representative have examined or inspected or attended at the test of under this Contract and the Specifications, the Representative shall be deemed to have approved the same test and/or inspection and the BUILDER shall be entitled to proceed with the construction of the VESSEL without further awaiting the notice after the said test and/or inspection, only with the attendance and/or approval of the Classification Surveyor as far as required by Classification Society and the BUYER shall be obliged to accept the results of such test and inspections, provided that the VESSEL is constructed in accordance with the Contract and Specifications.

In the event any disputes arise between the Representative and the BUILDER, the BUYER and the BUILDER shall try to settle the dispute by negotiations. Should the dispute not be settled by negotiation either the BUYER or the BUILDER may, with the agreement of the other party, refer the matter for resolution by the Senior Principal Surveyor of the Classification Society as provided in Article I, or failing such agreement, refer such dispute to arbitration as per Article XIII.

4.	Facilities

The BUILDER shall furnish the Representative with air-conditioned (with heating function) adequate office space with high speed internet connections and such other reasonable facilities according to the BUILDER’s practice at the SHIPYARD as may be necessary to enable them to effectively carry out their duties. Usage cost of telephone call and high speed internet shall be for BUYER’s account.

During the last two (2) months of the period of construction of the VESSEL, office space shall also be provided to accommodate the VESSEL's captain and chief engineer as per BUILDER’s practice.

5.	Liability of the BUILDER

The Representative shall at all times be deemed to be employees of the BUYER and not of the BUILDER. The BUILDER shall be under no liability whatsoever to the BUYER, the Representative for personal injuries, including death, suffered during the time when he or they are on the VESSEL, or within the premises of either the BUILDER or its subcontractors, or are otherwise engaged in and about the construction of the VESSEL, unless, however, such personal injuries including death were caused by a gross negligence of the BUILDER, or of any of its employees or agents or subcontractors.

The BUILDER shall be under no liability whatsoever to the BUYER, the Representative for damage to, or loss or destruction of property in the People’s Republic of China of the BUYER or of the Representative, unless such damage, loss or destruction were caused by a gross negligence of the BUILDER, or of any of its employees or agents or subcontractors.

6.	Responsibility of the BUYER

The BUYER shall undertake and assure that the Representative shall carry out his duties hereunder in accordance with the normal shipbuilding practice of the BUILDER and in such a way as to avoid any unnecessary increase in building cost, delay in the construction of the VESSEL, and/or any disturbance in the construction schedule of the BUILDER.

The BUILDER has the right to request the BUYER to replace the Representative who is deemed unsuitable and unsatisfactory for the proper progress of the VESSEL's construction. The BUYER shall investigate the situation, by sending its representative(s) to the SHIPYARD if necessary, and if the BUYER considers that such request of the BUILDER is justified, the BUYER shall effect such replacement as soon as conveniently arrangeable.

Nothing agreed in this Article IV nor any action whatsoever of the BUYER or the Representative shall waive or diminish in any way the sole and exclusive responsibilities and obligations of the BUILDER to design, construct, equip, launch and complete the VESSEL under this Contract and the Specifications nor shall any of the BUYER’s rights under Article IX be diminish or waived in any way whatsoever.

7.	Salaries and Expenses

All salaries and expenses of the Representative shall be for the BUYER's account except those mentioned under the Paragraph 4 in this Article.

(End of Article)

ARTICLE V - MODIFICATION

1.	Modification of Specifications

It is not the intention of the parties hereto to make alteration or modifications to the Specifications and basically no modifications shall be applied as the VESSEL is to be built pursuant to the Specifications mutually agreed by the BUYER and the BUILDER, but the Specifications may be modified and/or changed by written agreement of the parties hereto, provided that such modifications and/or changes or an accumulation thereof will not in the BUILDER's reasonable judgement adversely affect the BUILDER's planning or program in relation to the BUILDER's other commitments, and provided, further, that the BUYER shall first agree, before such modifications and/or changes are carried out, to alterations in the Contract Price, the Delivery Date, the guaranteed figures and other terms and conditions of this Contract and the Specifications occasioned by or resulting from such modifications and/or changes.

Such agreement may be effected by e-mail or exchange of letters signed by the authorized representatives of the parties hereto which shall constitute amendments to this Contract and/or the Specifications.

The BUILDER may make changes to the Specifications, if found necessary for introduction of improved production methods or otherwise, provided that the BUILDER shall first obtain the BUYER's approval which shall not be unreasonably withheld.

2.	Change in Rules and Regulations, etc.

In the event that, after the date of this Contract, any requirements as to class, or as to rules and regulations to which the construction of the VESSEL is required to conform are altered or changed by the Classification Society or the other regulatory bodies authorized to make such alterations or changes, the following provisions shall apply:

(a)	If such alterations or changes are compulsory for the VESSEL, either of the parties hereto, upon receipt of such information from the Classification Society or such other regulatory bodies, shall promptly transmit the same to the other in writing, and the BUILDER shall thereupon incorporate such alterations or changes into the construction of the VESSEL, provided that the BUYER shall first agree to reasonable adjustments required by the BUILDER in the Contract Price, the Delivery Date and other terms and conditions of this Contract and the Specifications occasioned by or resulting from such alterations or changes.

(b)	If such alterations or changes are not compulsory for the VESSEL, but the BUYER desires to incorporate such alterations or changes into the construction of the VESSEL, then, the BUYER shall notify the BUILDER of such intention. The BUILDER may accept such alterations or changes, provided that such alterations or changes will not, in the reasonable judgement of the BUILDER, adversely affect the BUILDER's planning or program in relation to the construction of the VESSEL and the BUILDER's other commitments, and provided, further, that the BUYER shall first agree to reasonable adjustments required by the BUILDER in the Contract Price, the Delivery Date and other terms and conditions of this Contract and the Specifications reasonably occasioned by or resulting from such alterations or changes.

Agreements as to such alterations or changes under this Paragraph shall be made in the same manner as provided in Paragraph 1 of this Article for modifications or changes to the Specifications.

3.	Substitution of Materials

In the event that any of the materials required by the Specifications or otherwise under this Contract for the construction of the VESSEL cannot be procured in time or are in short supply to maintain the Delivery Date of the VESSEL, the BUILDER may, provided that the BUYER shall so agree in writing, which shall not be unreasonably withheld, supply other materials with equivalent quality and capable of meeting the requirements of the Classification Society and of the rules, regulations and requirements with which the construction of the VESSEL must comply. Any agreement as to such substitution of materials shall be effected in the manner provided in Paragraph 1 of this Article, and shall likewise, include alterations in the Contract Price and other terms and conditions of this Contract occasioned by or resulting from such substitution, unless otherwise mutually agreed.

(End of Article)

ARTICLE VI - TRIALS

1.	Notice

The BUILDER shall notify the BUYER at least thirty (30) days and seven (7) days prior notice in writing or by facsimile/e-mail of the time and place of the trial run of the VESSEL and the BUYER shall promptly acknowledge receipt of such notice. The BUYER shall have its Representative on board the VESSEL to witness such trial run. Failure in attendance of the Representative of the BUYER at the trial run of the VESSEL for any reason whatsoever after due notice to the BUYER as above provided, shall be deemed to be a waiver by the BUYER of its right to have its Representative on board the VESSEL at the trial run, and the BUILDER and the class surveyor may conduct the trial run without the Representative of the BUYER being present, and in such case the BUYER shall be obliged to accept the VESSEL on the basis of a certificate of the BUILDER with an approval from the Classification Society certifying that the VESSEL, upon trial run, is found to conform to this Contract and the Specifications.

2.	Weather Condition

The trial run shall be carried out under the weather condition which is deemed favourable enough by the reasonable judgement of the BUILDER in accordance with this Contract and the Specifications.

In the event of unfavourable weather on the date specified for the trial run, the same shall take place on the first available day thereafter that the weather condition permits. It is agreed that, if during the trial run of the VESSEL, the weather should suddenly become so unfavourable that orderly conduct of the trial run can no longer be continued, the trial run shall be discontinued and postponed until the first favourable day next following, unless the BUYER shall assent in writing to acceptance of the VESSEL on the basis of the trial run already made before such discontinuance has occurred.

Any delay of trial run caused by such unfavourable weather condition shall operate to postpone the Delivery Date by the period of delay involved and such delay shall be deemed as a permissible delay in the delivery of the VESSEL.

3.	How Conducted

All expenses in connection with the trial run are to be for the account of the BUILDER and the BUILDER shall provide at its own expense the necessary crew to comply with conditions of safe navigation. The trial run shall be conducted in the manner prescribed in the Specifications, and shall prove fulfilment of the performance requirements for the trial run as set forth in the Specifications. The course of trial run shall be determined by the BUILDER.

Notwithstanding the foregoing, lubricating oils and greases necessary for the period of construction and the trial run of the VESSEL shall be supplied by the BUYER at the SHIPYARD prior to the time required and fuel oils shall be supplied by the BUILDER. The lubricating oils and greases supplied by the BUYER shall be in accordance with the Specifications and instruction of the BUILDER.

4.	Trial Condition

(a)	In addition to the supplies provided by the BUYER in accordance with Paragraph 3 of this Article, the BUILDER shall provide the VESSEL with the required quantity of sea and fresh water and others to bring the VESSEL to the trial condition for the BUILDER’s account.

(b)	The dry-docking prior to the trial run is not applied. However, the BUILDER may place the VESSEL in drydock prior to the trial run.

5. Method of Acceptance or Rejection

(a)	Upon completion of the trial run, the BUILDER shall give the BUYER a notice by facsimile/email confirmed in writing of completion of the trial run together with the prompt result of trial run, as and if the BUILDER considers that the results of the trial run indicate conformity of the VESSEL to this Contract and the Specifications. The BUYER shall, within three (3) days after receipt of such notice from the BUILDER, notify the BUILDER by facsimile/email of its acceptance or rejection of the VESSEL.

(b)	However, should the results of the trial run indicate that the VESSEL, or any part or equipment thereof, does not conform to the requirements of this Contract and/or the Specifications, and if there is no disagreement or argument among the BUILDER and the BUYER as to the non-conformity specified in the BUYER's notice of rejection, then, the BUILDER shall take the necessary steps to correct such non-conformity. Upon completion of correction of such non-conformity, the BUILDER shall give the BUYER a notice thereof by facsimile/e-mail confirmed in writing. The BUYER shall, within three (3) days after its receipt of such notice from the BUILDER, notify the BUILDER, of its acceptance or rejection of the VESSEL.

Notwithstanding the above, if the non-conformities are of minor importance or relate to insubstantial items, which will be mutually agreed between the BUYER and the BUIDLER, not affecting Class, the seaworthiness or the operation of the VESSEL but the BUILDER is unable to rectify the matter within a reasonable time, the BUILDER shall nevertheless have the right to require the BUYER to take delivery of the Vessel, on condition that the BUILDER shall undertake to remedy the non-conformities or insubstantial items for its own cost and expenses as soon as possible during the Warranty Period, unless otherwise mutually agreed, whereupon the BUYER shall accept delivery of the Vessel.

(c)	In any event that the BUYER rejects the VESSEL, the BUYER shall indicate in its notice of rejection in what respect the VESSEL, or any part or equipment thereof does not conform to this Contract and/or the Specifications.

(d)	In the event that the BUYER fails to notify the BUILDER by facsimile/email confirmed in writing of the acceptance, or the rejection together with the reason therefor of the VESSEL within the period as provided in the above Sub-paragraph (a) or (b), the BUYER shall be deemed to have accepted the VESSEL.

(e)	Any dispute arising between the parties hereto as to the result of any trial run of the VESSEL, or relating to the BUYER’s rejection to take delivery of the VESSEL, shall be resolved in accordance with Article XIII. The decision of the arbitration shall be final and binding upon the both parties.

6.	Effect of Acceptance

Acceptance of the VESSEL as above provided shall be final and binding so far as conformity of the VESSEL to this Contract and the Specifications is concerned, and shall preclude the BUYER from refusing formal delivery of the VESSEL as hereinafter provided, if the BUILDER complies with all other procedural requirements for delivery as provided in Article VII hereof.

7.	Disposition of Surplus Consumable Stores

Lubricating oil and grease, in accordance with the applicable engine specifications, necessary for the operation of the VESSEL shall be supplied by the BUYER prior to the time of trial run and the BUILDER shall pay the cost of the quantity of lubricating oil and grease consumed during the trial runs and the contaminated lubricating oils, upon delivery of the VESSEL at the price as evidenced by the invoice issued by each supplier of the same. The consumption of lubricating oil and grease for the trial runs shall be calculated on the basis of the difference between the supplied amount and remaining amount including the same in pipe lines and in the systems.

The BUILDER shall supply fuel oil for use during the trials. Any fuel oil, fresh water and other consumable stores purchased by the BUILDER for the trials and remaining on board the VESSEL after its acceptance by the BUYER shall be taken over by the BUYER at the original purchase price including value added tax if any, as evidenced by the invoice issued by each supplier of the same. Any payment by the BUYER shall be effected upon delivery of the VESSEL.

(End of Article)

ARTICLE VII - DELIVERY

1.	Time and Place

The VESSEL shall be delivered by the BUILDER to the BUYER safely afloat at the SHIPYARD or another place mutually agreed on by the BUYER and the BUILDER which shall not be unreasonably withheld, on or before September 30th, 2024, except that in the event of delays in the construction of the VESSEL or any performance required under this Contract due to causes which under the terms of this Contract permit postponement of the date for delivery, the aforementioned date for delivery of the VESSEL shall be postponed accordingly.

Provided however that, if the BUILDER tenders delivery of the VESSEL between November 8th and December 31st, 2024, then the BUYER shall have the right to either accept the VESSEL and take delivery thereof on such proposed delivery date or, at no extra cost or liability of any kind whatsoever to the BUYER, to delay acceptance of the VESSEL and take delivery of the same not later than January 5th, 2025.

The aforementioned date, or such later date to which the requirement of delivery is postponed pursuant to such terms, is herein called the "Delivery Date".

2.	Notice

The BUILDER shall give an approximate prior written notice to the BUYER at least 30/15 calendar days of the scheduled Delivery Date. A definite notice shall be given to the BUYER at least seven (7) banking days prior to the scheduled Delivery Date.

3.	When and How Effected

Provided that the BUILDER and the BUYER shall have fulfilled all of its obligations stipulated under this Contract, delivery of the VESSEL shall be effected forthwith by the concurrent delivery by each of the parties hereto to the other of the PROTOCOL OF DELIVERY AND ACCEPTANCE, acknowledging delivery of the VESSEL by the BUILDER and acceptance thereof by the BUYER, which shall be prepared in duplicate and executed by each of the parties hereto.

4.	Documents to be delivered to the BUYER

Acceptance of the VESSEL by the BUYER shall be conditioned upon the BUILDER's delivery of the following documents to the BUYER, which shall accompany the PROTOCOL OF DELIVERY AND ACCEPTANCE:

(a)	PROTOCOL OF TRIALS OF THE VESSEL made pursuant to the Specifications.

(b)	PROTOCOL OF INVENTORY of the equipment of the VESSEL, including spare parts and the like, all as specified in the Specifications.

(c)	PROTOCOL OF STORES OF CONSUMABLE NATURE referred to under Paragraph 7 of Article VI hereof, including the original purchase price thereof.

(d)	ALL CERTIFICATES required to be furnished upon delivery of the VESSEL pursuant to this Contract and the Specifications. It is agreed that if, through no fault on the part of the BUILDER, the classification certificate and/or other certificates are not available at the time of delivery of the VESSEL, provisional certificates shall be accepted by the BUYER, provided that the BUILDER shall furnish the BUYER with the formal certificates as promptly as possible after such formal certificates have been issued before expiry of the provisional certificates.

(e)	DECLARATION OF WARRANTY of the BUILDER that the VESSEL is delivered to the BUYER free and clear of any liens, charges, claims, mortgages, or other encumbrances upon the BUYER's title thereto, and in particular, that the VESSEL is absolutely free of all burdens in the nature of imposts, taxes or charges imposed by the Chinese governmental authorities, as well as of all liabilities of the BUILDER to its subcontractors, employees and crew, and of all liabilities arising from the operation of the VESSEL in trial runs, or otherwise, prior to delivery.

(f)	DRAWINGS AND PLANS pertaining to the VESSEL as stipulated in the Specifications.

(g)	COMMERCIAL INVOICE in three (3) originals

(h)	BILL OF SALE in three (3) originals, duly notarized

(i)	BUILDER's CERTIFICATE in three (3) originals, duly notarized

(j)	Non-registration certificate issued by the BUILDER confirming that the VESSEL has not been registered in the P.R. of China or elsewhere prior to the Delivery Date (“non registration letter”)

(k)	Declaration Letter for Not Containing the Hazardous Materials by the Builder.

(l)	any other documents reasonably required for the registration of the VESSEL as far as possible for the BUILDER;

5.	Tender of the VESSEL

If the BUYER fails to take delivery of the VESSEL after completion thereof according to this Contract and the Specifications without any justifiable reason, the BUILDER shall have the right to tender delivery of the VESSEL after compliance with all procedural requirements as above provided.

6.	Title and Risk

Title to and risk of loss of the VESSEL shall pass to the BUYER from the BUILDER only upon delivery and acceptance thereof having been completed as stated above; it being expressly understood that, until such delivery is effected, title to and risk of loss of the VESSEL and her machinery and equipment shall be entirely in the BUILDER.

7.	Removal of the VESSEL

The BUYER shall take possession of the VESSEL immediately upon delivery and acceptance thereof, and shall remove the VESSEL from the mooring quay of the SHIPYARD or the place the VESSEL been delivered as soon as possible within three (3) days after delivery and acceptance thereof is effected. If the BUYER shall not remove the VESSEL from the mooring quay within the aforesaid three (3) days, then, in such event, the BUYER shall pay to the BUILDER the reasonable mooring charges of the VESSEL.

(End of Article)

ARTICLE VIII - DELAYS AND EXTENSION OF TIME FOR DELIVERY (FORCE MAJEURE)

1.	Causes of Delay

If, at any time before the actual delivery, either the construction of the VESSEL or any performance required as a prerequisite of delivery of the VESSEL is delayed due to Acts of God; act of princes or rulers; requirements of government authorities; war, other hostilities or preparations thereof; blockade; revolution; insurrections; mobilization; civil war; civil commotion or riots; sabotages, strikes, lockout or other labour disturbances; labor shortage; plague or other epidemics; quarantines; flood, typhoons, hurricanes, storms or other weather conditions not included in normal planning; earthquakes; tidal waves; landslides; fires, explosions, collisions or strandings except the case caused by the gross negligence of people; embargoes; delays or failure in transportation; shortage of materials, machinery or equipment; import restrictions; inability to obtain delivery or delays in delivery of materials, machinery or equipment, provided that at the time of ordering the same could reasonably be expected by the BUILDER to be delivered in time; prolonged failure, shortage or restriction of electric current, oil or gas; defects in materials, machinery or equipment which could not have been detected by the BUILDER using reasonable care; major casting or forging rejects or the like not due to negligence; delays caused by the Classification Society or other regulatory bodies whose documents are required; destruction of or damage to the SHIPYARD or works of the BUILDER, its subcontractors or suppliers, or of or to the VESSEL or any part thereof, by any causes herein described; delays in the BUILDER’s other commitments resulting from any causes herein described which in turn delay the construction of the VESSEL or the BUILDER’s performance under this Contract; other causes or accidents beyond the control of the BUILDER, its subcontractors or supplies of the nature whether or not indicated by the foregoing words; all the foregoing irrespective of whether or not these events could be foreseen at the day of signing this Contract; then and in any such case, the Delivery Date shall be postponed for a period of time, provided that the BUILDER shall take immediate steps to overcome any delay by any means within its control.

2.	Notice of Delays

Within ten (10) days from the date of occurrence of any cause of delay, on account of which the BUILDER claims that it is entitled under this Contract to a postponement of the Delivery Date, the BUILDER shall notify the BUYER in writing or by facsimile/email together with supporting evidence of the date such cause of delay occurred. Likewise, within ten (10) days after the date of ending of such cause of delay, the BUILDER shall notify the BUYER in writing or by facsimile/email of the date such cause of delay ended. The BUILDER shall also notify the BUYER of the period, by which the Delivery Date is postponed by reason of such cause of delay, with all reasonable despatch after it has been determined.

Failure of the BUYER to object to the BUILDER's claim for postponement of the Delivery Date within ten (10) days after receipt by the BUYER of such notice of claim shall be deemed to be a waiver by the BUYER of its right to object such postponement of the Delivery Date.

3.	Definition of Permissible Delays

Delays on account of such causes as specified in Paragraph 1 of this Article and other delays of a nature which under the terms of this Contract permits postponement of the Delivery Date shall be understood to be permissible delays and are to be distinguished from unauthorized delays on account of which the Contract Price is subject to adjustment as provided in Article III hereof.

4.	Right to Rescind for Excessive Delay

If the total accumulated time of all delays on account of causes specified in Paragraph 1 of this Article, excluding delays of a nature which under the terms of this Contract permit postponement of the Delivery Date, amounts to One Hundred and Fifty (150) days or more, then, in such event, the BUYER may rescind this Contract in accordance with the provisions of Article X hereof.

If the total accumulated amount of the delays being the aggregate of all permissible delays, specified in Paragraph 1 of this Article, and non-permissible delays excluding delays of a nature which under the terms of this Contract permit postponement of the Delivery Date, amounts to two hundred and ten (210) days or more, then, in such event the BUYER may rescind this Contract in accordance with the provisions of Article X hereof.

The BUILDER may, at any time after the accumulated time of the aforementioned delays justifying rescission by the BUYER, demand in writing that the BUYER shall make an election, in which case the BUYER shall, within fourteen (14) days after such demand is received by the BUYER, either notify the BUILDER of its intention to rescind this Contract, or consent to a postponement of the Delivery Date to a specific future date; it being understood and agreed by the parties hereto that, if any further delay occurs on account of causes justifying rescission as specified in this Article, the BUYER shall have the same right of rescission upon the same terms as hereinabove provided. If the BUYER fails to notify the BUILDER of its rescission of this Contract as specified above within such fourteen (14) days period, the BUYER shall be deemed to have consented to the delivery of the VESSEL at the future date for delivery proposed by the BUILDER.

(End of Article)

ARTICLE IX - WARRANTY OF QUALITY

1.	Guarantee of Material, Workmanship

The BUILDER, for a period of twelve (12) months from the date of delivery of the VESSEL to the BUYER, shall guarantee the VESSEL, its hull and machinery and all parts and equipment thereof including machinery appurtenances that are manufactured or furnished or supplied by the BUILDER and/or its sub-contractors under this Contract against all defects which are due to defective material, design and/or poor workmanship of the BUILDER and/or its sub-contractors provided that such defects have not been caused by perils of the sea, rivers or navigation, or by normal wear and tear, fire, accident, incompetence, mismanagement, negligence or willful neglect, or by alteration or addition by the BUYER.

The provisions set forth under this Article as to the Guarantee of the BUILDER shall not apply to any articles supplied by the BUYER.

2.	Notice of Defects

The BUYER shall notify the BUILDER in writing, or by facsimile/email confirmed in writing of any defects for which claim is made under this guarantee as promptly as possible after discovery thereof. The BUYER's written notice shall describe the nature of the defect and the extent of the damage caused thereby. The BUILDER shall have no obligation for any defects discovered prior to the expiry date of the said twelve (12) months period, unless notice of such defects is received by the BUILDER not later than seven (7) days after such expiry date.

3.	Remedy of Defects

(a)	The BUILDER shall remedy, at its expense, any defect against which the VESSEL or any part of equipment thereof is guaranteed under this Article by repairing or replacing the defective parts in the BUILDER's nominated shipyard.

(b)	Such repairs or replacement will be made at the BUILDER's nominated shipyard unless the VESSEL cannot be practically brought there. However, if it is impractical for the BUYER to bring the VESSEL to the BUILDER's nominated shipyard and if it is likewise impractical for the BUILDER to forward replacements for the defective parts so as to avoid impairment and delay to the VESSEL's operation or working, then, in such event, the BUYER may cause the necessary repairs or replacements to be made at any shipyard or works other than the BUILDER's nominated shipyard at the discretion of the BUYER, provided, however, that the BUYER shall give the BUILDER notice in writing or by facsimile/email confirmed in writing of the time and place such repairs will be made, if the VESSEL is not thereby delayed or her operation or working is not thereby impaired, the BUILDER shall have the right to verify by its own representative the nature and extent of the defects complained of. The BUILDER, in such cases, shall promptly advise the BUYER by facsimile/email, after such impartial verification has been completed, of its acceptance or rejection of the defect as one that is subject to the Guarantee herein provided. Upon receipt by the BUYER of the BUILDER's facsimile/email acceptance of the defect as one justifying remedy under this Article, the BUYER may cause necessary repairs or replacements to be made and the BUILDER shall pay to the BUYER for such repairs or replacements a sum equal to the same cost of making such repairs and/or replacements in the SHIPYARD.

(c)	In the event it is necessary to forward the replacement for the defective parts under the BUILDER's guarantee, the BUILDER shall forward the same to the agent designated by the BUYER at Cost Insurance and Freight by sea. However, if such replacement(s) is/are indispensably essential to and urgently required for the seaworthiness of the VESSEL, the BUILDER shall forward the same to the agent designated by the BUYER at Cost Insurance and Freight by airfreight. Seafreight and/or airfreight thereby incurred are for account of the BUILDER, but such replacement shall be taken to the Vessel and installed at the BUYER’s cost.

(d)	In any case, the VESSEL shall be taken at the BUYER's cost and responsibility to the place elected, ready in all respects for such repairs or replacements.

(e)	All disputes in this connection, including any disputes arising on the question of cost or upon the rejection by the BUILDER, upon impartial verification of the defects as aforesaid and all other disputes connected with or arising upon the discovery by the BUYER of the defects which cannot be amicably settled between the BUYER and the BUILDER shall be referred to the Classification Society. However, if the decision of the Classification Society is not acceptable to either or both parties, such disputes shall be then referred to arbitration as provided in ARTICLE XIII of this Contract.

4.	Extent of BUILDER's Liability

The BUILDER shall be under no obligation with respect to defects discovered after the expiration of the period of guarantee specified above. The BUILDER shall be liable to the BUYER for the defects specified in Paragraph 1 of this ARTICLE provided that such liability of the BUILDER shall be limited to damage occasioned within the guarantee period specified in Paragraph 1 above. The BUILDER shall however be under no obligation for any remote and/or consequential damages occasioned by any defect or for any loss of time in operating or repairing the VESSEL, or both, caused by any defect.

The BUILDER shall not be obliged to repair, or be liable for, damages to the VESSEL, or any part or equipment thereof, which after acceptance of the VESSEL by the BUYER are caused by other than the defects of the nature specified in Paragraph 1 above, nor shall there be any BUILDER's liability hereunder for defects in the VESSEL, or any part or equipment thereof, caused by fire or accidents at sea or elsewhere subsequent to acceptance of the VESSEL by the BUYER, or mismanagement, accident, negligence, or wilful neglect on the part of the BUYER, its employees or agents, or of any persons other than employees, agents or sub-contractors of the BUILDER, on or doing work on, the VESSEL, including the VESSEL's officers, crew and passengers.

Likewise, the BUILDER shall not be liable for defects in the VESSEL, or any part or equipment thereof, which are due to repairs, which were made by others than the BUILDER at the direction of the BUYER. Should the facsimile/email advice of defects in guarantee period be noticed by the BUYER to the BUILDER, notwithstanding the nature of such defects being in compliance with the Specifications described in Paragraph 1 of the Article as guarantee item or not, the BUILDER shall take active measures to assist the BUYER to remedy the defects.

The guarantee contained as hereinabove in the Article replaces and excludes any other liability, guarantee, warranty and/or condition imposed or implied by the law, customary, statutory or otherwise, applying to the construction and sale of the VESSEL by the BUILDER for and to the BUYER.

The BUYER shall be entitled on or after delivery and acceptance of the VESSEL to assign its rights under this Article to any purchaser or bareboat charterer or financier of the VESSEL with the prior written consent of the BUILDER which shall not be unreasonably withheld. Notice of any such assignment shall be given by the BUYER to the BUILDER. In case of an assignment, the BUYER shall remain liable under this Contract.

(End of Article)

ARTICLE X - RESCISSION OF THE CONTRACT

1.	Notice

All payments made by the BUYER to the BUILDER prior to the delivery of the VESSEL shall be in the nature of advances to the BUILDER. In the event that the BUYER shall exercise its right of rescission of this Contract under and pursuant to any of the provisions of this Contract specifically permitting the BUYER to do so, then the BUYER shall notify the BUILDER in writing or by facsimile/email confirmed in writing and such rescission shall be effective as of the date notice thereof is received by the BUILDER.

2.	Refund by the BUILDER

In case the BUILDER receives the notice stipulated in Paragraph 1 of this Article the BUILDER shall refund in United States Dollars to the BUYER the full amount of all sums paid by the BUYER to the BUILDER on account of the VESSEL within Twenty One (21) Chinese banking days after the date of the notice as provided in paragraph 1 of this Article hereof together with, if appropriate, an amount equal to the original purchase prices of the BUYER's Supplies as evidenced by the invoice issued by the each supplier of the same including lubricating oil, grease and fuel oil, if any, which are purchased by the BUYER to the VESSEL, except those items which are able to return to the BUYER as they are, unless the BUILDER proceeds to the arbitration under the provisions of Article XIII hereof.

In such event, the BUILDER shall pay the BUYER interest at the rate of six percent (6%) per annum on the amount required herein to be refunded to the BUYER, computed from the respective dates on which such sums were received by the BUILDER from the BUYER to the date of remittance by telegraphic transfer of such refund with interest to the BUYER by the BUILDER, provided, however, that if the said rescission by the BUYER is made under the provisions of Paragraph 4 of Article VIII hereof, then in such event the BUILDER shall not be required to pay the BUYER any interest for the days/delay caused by permissible delays.

3.	Discharge of Obligations

Upon such refund by the BUILDER to the BUYER, all obligations, duties and liabilities of each of the parties hereto to the other under this Contract shall be forthwith completely discharged and the BUYER shall have no right to claim any further damages whatsoever in respect of any breach or alleged breach of this Contract.

4.	Refund Guarantee

Within Sixty (60) days after signing this Contract, the BUILDER shall provide the BUYER with an irrevocable and unconditional letter of guarantee (the “Refund Guarantee”) by SWIFT which to be issued and furnished by the bank nominated by the BUILDER and accepted by the BUYER for each advance instalment, in favour of the BUYER, guaranteeing the BUILDER's refund to the BUYER in case of contingencies as described in this Article, in the form exhibit "A" attached hereto.

(End of Article)

ARTICLE XI - BUYER'S DEFAULT

1.	Definition of Default

The BUYER shall be deemed to be in default of performance of its obligations under this Contract in the following cases:

(a)	If the BUYER fails to pay any of the First, Second, Third and Fourth Instalments to the BUILDER after such Instalment becomes due and payable under the provision of Article II hereof; or

(b)	If the BUYER fails to pay the Fifth Instalment to the BUILDER concurrently with the delivery of the VESSEL by the BUILDER to the BUYER as provided in Article II hereof; or

(c)	If the BUYER fails to take delivery of the VESSEL when the VESSEL is duly tendered for delivery by the BUILDER under the provisions of Article VII hereof.

2.	Interest and Charge

If the BUYER is in default of payment as to any Instalment as provided in Paragraph 1 (a) and (b) of this Article, the BUYER shall pay interest on such Instalments at the rate of six percent (6%) per annum from the due date thereof to the date of payment to the BUILDER of the full amount including interest; in case the BUYER shall fail to take delivery of the VESSEL as provided in Paragraph 1 (c) of this Article, the BUYER shall be deemed to be in default of payment of the Fifth Instalment and shall pay interest thereon at the same rate as aforesaid from and including the day on which the VESSEL is tendered for delivery by the BUILDER.

In any event of default by the BUYER, the BUYER shall also pay all charges and expenses incurred by the BUILDER which are caused by such default.

The payment of interest shall be made simultaneously with the payment of the principal by telegraphic transfer in the manner as provided for in Paragraph 5, Article II of this Contract.

3.	Effect of Default

(a)	If any default by the BUYER occurs as provided hereinbefore, the Delivery Date shall be automatically postponed for a period of continuance of such default by the BUYER.

(b)	If any such default by the BUYER continues for a period of fifteen (15) days, the BUILDER may, at its option, rescind this Contract by giving notice of such effect to the BUYER by facsimile/e-mail confirmed in writing. Upon receipt by the BUYER of such notice of rescission, this Contract shall forthwith become null and void, and any lien, interest or property right that the BUYER may have in and to the VESSEL or to any part or equipment thereof and to any material or part acquired for construction of the VESSEL but not yet utilized for such purpose, shall forthwith cease, and the VESSEL and all parts and equipment thereof shall become the sole property of the BUILDER.

In the event of such rescission of this Contract, the BUILDER shall be entitled to retain any Instalment or Instalments theretofore paid by the BUYER to the BUILDER on account of this Contract.

4.	Sale of the VESSEL

(a)	In the event of rescission of this Contract as above provided, the BUILDER shall have full right and power either to complete or not to complete the VESSEL as it deems fit, and to sell the VESSEL at a public or private sale on such terms and conditions as the BUILDER thinks fit without being answerable for any loss or damage.

(b)	In the event of the sale of the VESSEL in its completed state, the proceeds of the sale received by the BUILDER shall be applied firstly to payment of all expenses attending such sale and otherwise incurred by the BUILDER as a result of the BUYER's default, and then to payment of all unpaid Instalments of the Contract Price and interest on such Instalments at the rate of six percent (6%) per annum from the respective due dates thereof to the date of application.

(c)	In the event of sale of the VESSEL in its incompleted state, the proceeds of sale received by the BUILDER shall be applied firstly to all expenses attending such sale and otherwise incurred by the BUILDER as a result of the BUYER's default, and then to payment of all costs of construction of the VESSEL less the Instalments so retained by the BUILDER and compensation to the BUILDER for reasonable loss of profit due to the rescission of this Contract.

(d)	In either of the above events of sale, if the proceeds of sale exceeds the total amount to which such proceeds are to be applied as aforesaid, the BUILDER shall promptly pay the excess to the BUYER without interest, provided, however, that the amount of such payment to the BUYER shall in no event exceed the total amount of Instalments already paid by the BUYER and the cost of the BUYER's Supplies, if any.

(e)	If the proceeds of sale are insufficient to pay such total amounts payable as aforesaid, the BUYER shall promptly pay the deficiency to the BUILDER upon request.

(End of Article)

ARTICLE XII - INSURANCE

1.	Extent of Insurance Coverage

From the time of the keel laying of the VESSEL until the same is completed, delivered to and accepted by the BUYER, the BUILDER shall at its own cost and expense, keep the VESSEL and all machinery, materials, equipment, appurtenances and outfit, delivered to the SHIPYARD for the VESSEL or built into, or installed in or upon the VESSEL, including the BUYER's Supplies, fully insured with Chinese prime insurance companies under coverage corresponding to "Institute Clause for BUILDER's Risks".

The amount of such insurance coverage shall, up to the date of delivery of the VESSEL, be in an amount at least equal to, but not limited to, the aggregate of the payment made by the BUYER to the BUILDER including the value of the BUYER's Supplies.

The policy referred to hereinabove shall be taken out in the name of the BUILDER and all proceeds under such policy shall be payable to the BUILDER.

One copy of the BUILDER's risk insurance shall be delivered to the BUYER, if required by the BUYER.

Notwithstanding anything to the contrary in this Contract, if the BUILDER has made valid tender of delivery of the VESSEL, the cost of any insurance placed on the VESSEL from the time of valid tender, as defined in Paragraph 5 Article VII, until the time of actual delivery thereof shall be for the account of the BUYER.

2.	Application of Recovered Amount

(a)	Partial Loss:

In the event the VESSEL shall be damaged by any insured cause whatsoever prior to acceptance thereof by the BUYER and in the further event that such damage shall not constitute an actual or a constructive total loss of the VESSEL, the BUILDER shall apply the amount recovered under the insurance policy referred to in Paragraph 1 of this Article to the repair of such damage satisfactory to the Classification Society and also to the satisfaction of the Representative without additional expense to the BUYER, and the BUYER shall accept the VESSEL under this Contract if completed in accordance with this Contract and the Specifications.

(b)	Total Loss:

However, in the event that the VESSEL is determined to be an actual or constructive total loss, the BUILDER shall by the mutual agreement between the parties hereto, either:

i)	Proceed in accordance with the terms of this Contract, in which case the amount recovered under said insurance policy shall be applied to the reconstruction of the VESSEL's damage, provided the parties hereto shall have first agreed in writing as to such reasonable postponement of the Delivery Date and adjustment of other terms of this Contract including the Contract Price as may be necessary for the completion of such reconstruction; or

ii)	Refund immediately to the BUYER the amount of all instalments paid to the BUILDER under this Contract and cost of BUYER’s supplies which have been installed on board of the VESSEL without any interest, whereupon this Contract shall be deemed to be rescinded and all rights, duties, liabilities and obligations of each of the parties to the other shall terminate forthwith.

If the parties hereto fail to reach such agreement within two (2) months after the VESSEL is determined to be an actual or constructive total loss, the provisions of Sub-paragraph b) ii) as above shall be applied.

3.	Termination of the BUILDER's obligation to insure

The BUILDER's obligation to insure the VESSEL hereunder shall cease and terminate forthwith upon delivery and acceptance thereof by the BUYER.

(End of Article)

ARTICLE XIII - DISPUTES AND ARBITRATION

1.	Proceedings

Any dispute arising under or by virtue of this Contract shall be referred to arbitration in London and such arbitration shall take place according to English Law. The arbitration shall be referred to a single arbitrator to be appointed by the parties hereto.

If the parties cannot agree upon the appointment of the single arbitrator within four (4) weeks after one of the parties has given notice to the other party notifying that the other party to refer the dispute to arbitration, the dispute shall be settled by three arbitrators, each party appointing one arbitrator, the third being appointed by the London Maritime Arbitrators Association. If either of the appointed arbitrators refuses or is incapable of acting, the party who appointed him shall appoint a new arbitrator in his place.

If one party fails to appoint an arbitrator – either originally or by way of substitution – for two (2) weeks after the other party having appointed its arbitrator, has served the party making default with notice to make the appointment, the London Maritime Arbitrators Association shall, after application from the party having appointed its arbitrator, also appoint an arbitrator on behalf of the party making default.

The award of the arbitration made by the sole arbitrator or by the majority of the three arbitrators as the case may be shall be final, conclusive and binding upon the parties hereto.

Notwithstanding the preceding provisions of this Paragraph, it is agreed that in the event of any dispute or difference of opinion arising in regard to the construction of the VESSEL, its machinery or equipment, or concerning the quality of materials or workmanship thereof or thereon during the construction and the warranty period, such dispute will be referred to the Classification Society upon mutual agreement of the parties hereto as far as the Classification Society agrees to determine such dispute. The decision of the Classification Society shall be final and binding upon the parties hereto.

2.	Notice of Award

The award shall immediately be given to the parties hereto in writing or by facsimile/e-mail.

3.	Expenses

The Arbitration Board shall determine which party shall bear the expenses of the arbitration or the portion of such expenses which each party shall bear.

4.	Entry in Court

Enforcement upon the award may be entered in any court having jurisdiction thereof.

5.	Alteration of Delivery of the VESSEL

In the event of the arbitration of any dispute or differences arising or occurring prior to delivery to, or acceptance by the BUYER of the VESSEL, the award by the arbitrator shall include a finding as to whether or not the contractual delivery date of the VESSEL should, as a result of such dispute, be in any way altered thereby.

(End of Article)

ARTICLE XIV - RIGHTS OF ASSIGNMENT

Neither of the parties hereto shall assign this Contract to a third party unless prior consent of the other party is given in writing.

In the case of the BUYER assigning this Contract to Globus Maritime Limited (“Globus”), or to Globus’ wholly owned subsidiary or a bank or financial institution financing any of the instalments payable hereunder, the BUILDER’s consent shall not be unreasonably withheld.

In case of an assignment, the assignor shall remain liable under this Contract.

This Contract shall enure to the benefit of and shall be binding upon the lawful successors or the legitimate assigns of either of parties hereto.

(End of Article)

ARTICLE XV - TAXES AND DUTIES

The BUILDER shall only bear and pay all taxes and duties imposed in the People’s Republic of China in connection with execution and/or performance of this Contract, excluding any taxes and duties imposed in the People’s Republic of China upon fuel oils and consumable stores remaining on board as specified in Paragraph 7 of Article VI hereof and the BUYER's Supplies described in the Specifications.

The BUYER shall bear and pay all taxes and duties imposed outside of the People’s Republic of China in connection with execution and/or performance of this Contract, except for taxes and duties imposed upon those items to be procured by the BUILDER for construction of the VESSEL.

(End of Article)

ARTICLE XVI - PATENTS, TRADEMARKS, COPYRIGHTS, ETC.

1.	Patents, Trademarks and Copyrights

Machinery and equipment of the VESSEL may bear the patent number, trademarks or trade names of the manufacturers.

The BUILDER shall defend and save harmless the BUYER from patent liability or claims of patent infringement of any nature or kind, including costs and expenses for, or on account of any patented or patentable invention made or used in the performance of this Contract and also including costs and expenses of litigation, if any.

Nothing contained herein shall be construed as transferring any patent or trademark rights or copyright in equipment covered by this Contract, and all such rights are hereby expressly reserved to the true and lawful owners thereof.

The BUILDER's warranty herein does not extend to the BUYER's Supplies.

2.	General Plans, Specifications and Working Drawings

The BUILDER retains all rights with respect to the Specifications, and plans and working drawings, technical descriptions, calculations, test results and other data, information and documents concerning the design and construction of the VESSEL and the BUYER undertakes therefore not to disclose the same or divulge any information contained therein to any third parties, without the prior written consent of the BUILDER, excepting where it is necessary for usual operation, repair and maintenance of the VESSEL or for enforcing its rights under this Contract.

(End of Article)

ARTICLE XVII - BUYER's SUPPLIES

1.	Responsibility of the BUYER

(a)	The BUYER shall, at its own risk, cost and expense, supply and deliver to the SHIPYARD all of the items to be furnished by the BUYER as specified in the Specifications (herein called throughout this Contract the "BUYER's Supplies") at the warehouse or other storage of the SHIPYARD in the proper condition ready for installation in or on the VESSEL, in accordance with the time schedule designated by the BUILDER.

(b)	In order to facilitate installation by the BUILDER of the BUYER's Supplies in or on the VESSEL, the BUYER shall furnish the BUILDER with necessary specifications, plans, drawings, instruction books, manuals, test reports and certificates required by the rules and regulations. The BUYER, if so requested by the BUILDER, shall, without any charge to the BUILDER, cause the representatives of the manufacturers of the BUYER's Supplies to assist the BUILDER in installation thereof in or on the VESSEL and/or to carry out installation thereof by themselves or to make necessary adjustments thereof at the SHIPYARD.

(c)	Any and all of the BUYER's Supplies shall be subject to the BUILDER's reasonable right of rejection, as and if they are found to be unsuitable or in improper condition for installation. However, if so requested by the BUYER, the BUILDER shall repair or adjust the BUYER's Supplies without prejudice to the BUILDER's other rights hereunder and without being responsible for any consequences therefrom. In such case, the BUYER shall reimburse the BUILDER for all costs and expenses incurred by the BUILDER in such repair or adjustment and the Delivery Date shall be postponed for a period of time necessary for such repair or replacement, if the BUILDER requests.

(d)	Should the BUYER fail to deliver any of the BUYER's Supplies within the time designated by the BUILDER, the Delivery Date shall be automatically extended for a period of such delay in delivery, provided that such delay in delivery shall affect delivery of the VESSEL. In such event, the BUYER shall be responsible and pay to the BUILDER for all losses and damages incurred by the BUILDER by reason of such delay in delivery of the BUYER's Supplies and such payment shall be made upon delivery of the VESSEL.

If delay in delivery of any of the BUYER's Supplies exceeds thirty (30) days, then, the BUILDER shall be entitled to proceed with construction of the VESSEL without installation thereof in or on the VESSEL, without prejudice to the BUILDER's other rights as hereinabove provided, and the BUYER shall accept and take delivery of the VESSEL so constructed.

2.	Responsibility of the BUILDER

The BUILDER shall be responsible for storing and handling with reasonable care of the BUYER's Supplies after delivery thereof at the SHIPYARD, and shall at its own cost and expense, install them in or on the VESSEL, unless otherwise provided herein or agreed by the parties hereto, provided, always, that the BUILDER shall not be responsible for quality, efficiency and/or performance of any of the BUYER's Supplies and is under no obligation with respect to guarantee of such equipment against any defects caused by poor quality, performance and /or efficiency of the BUYER’s supplies.

(End of Article)

ARTICLE XVIII - NOTICE AND CORRESPONDENCE

1.	Address

Any and all notices and communications in connection with this Contract shall be addressed as follows:

To the BUYER:	C/O GLOBUS MARITIME LIMITED
128 Vouliagmenis Avenue, 3rd Floor, 166 74 Glyfada,
Athens, Greece
E-mail:
Telephone No: +30-210-9608300

To the BUILDER:	NANTONG COSCO KHI SHIP
ENGINEERING CO., LTD.
901 Changjiang Middle Road, Nantong, Jiangsu
The People’s Republic of China
E-mail:
Telephone No: +86-513-85168233

2.	Language

Any and all notices and communications in connection with this Contract shall be written in English Language.

(End of Article)

ARTICLE XIX - DEFAULT OF A CONTRACT PARTY

Each of the BUILDER or the BUYER or the GUARANTOR under Performance Guarantee in Exhibit B (each such party for the purposes of this Clause called the “Default Party”) shall be deemed to be in default under this Contract, and the counter party shall be entitled, but not bound, to rescind this Contract forthwith whereupon the provisions of Article X hereof shall apply, by the giving of notice to the Default Party in writing, in any of the following cases:

(a)	the cessation of the carrying on of business or the filing of a petition or the making of an order or the passing of an effective resolution for the winding-up of or the appointment of a receiver of the undertaking or property of, or the insolvency of, the Default Party; or

(b)	the placing of the Default Party under court protection or analogous proceedings or corporate reorganization; or

(c)	If the Default Party is dissolved, liquidated, rehabilitated or ceases to be registered as a company in its registration country.

If the Default Party is the BUILDER, upon the return of such sums from the BUILDER to the BUYER, all obligations, duties and liabilities of each of the parties hereto to the other under this Contract shall be forthwith completely discharged and the BUYER shall have no right to claim any further damages whatsoever in respect of any breach or alleged breach of this Contract.

If the Default Party is the BUYER or the GUARANTOR, Clause 3 and Clause 4 of Article XI shall be applied, for which the BUILDER may at its option rescind this Contract in accordance with the provisions of Article XI hereof.

(End of Article)

ARTICLE XX - EFFECTIVE DATE OF CONTRACT

This Contract shall become effective as from the date of execution hereof by the BUYER and the BUILDER.

(End of Article)

ARTICLE XXI - INTERPRETATION

1.	Laws Applicable

The parties hereto agree that the validity and interpretation of this Contract and of each Article and part hereof shall be governed by the laws of England.

2.	Discrepancies

All general language or requirements embodied in the Specifications are intended to amplify, explain and implement the requirements of this Contract. However, in the event that any language or requirements so embodied permit an interpretation inconsistent with any provisions of this Contract, then in each and every such event, the applicable provisions of this Contract shall prevail and govern. The Specifications and plan are also intended to explain each other, and anything shown on the plan and not stipulated in the Specifications or stipulated in the Specifications and not shown on the plan shall be deemed and considered as if embodied in both. In the event of conflict between the Specifications and plan, the Specifications shall prevail and govern.

3.	Entire Agreement

This Contract contains the entire agreement and understanding between the parties hereto and supersedes all prior negotiations, representations, undertakings and agreements on any subject matter of this Contract.

4.	Other

All the dates and times shown in this Contract shall be construed as based on the China Standard time.

(End of Article)

ARTICLE XXII - CONFIDENTIALITY

Without prejudice to Article XVI - 2, this Contract, especially the Contract Price, is confidential between the parties and its terms and conditions may not be divulged except (1) if the disclosing party (i) is obliged to disclose all or part of this Contract or the Specifications because of any applicable law, regulation, including the rules and regulations of the US Securities and Exchange Commission and/or the New York Stock Exchange of the BUYER or its guarantor, or official order, whereby the disclosing party will immediately inform the other party and (ii) has informed the other party of its intention to disclose all or part of this Contract or the Specifications (with a detailed list of the information to be disclosed) and has received the prior written consent of the other party for such disclosure or (2) as necessary in the performance of the Contract to the third parties in a business relationship such as financial sources, government agencies, vendors and in connection with any arbitration of this Contract.

(End of Article)

IN WITNESS WHEREOF, the parties hereto have caused this Contract to be executed the day and year first above written.

BUYER:			BUILDER:
DAXOS MARITIME LIMITED			NANTONG COSCO KHI SHIP ENGINEERING CO., LTD.

/s/ Athanasios Feidakis			/s/ Gao Yongqiang
Name	:	Athanasios Feidakis	Name	:	Gao Yongqiang
Title	:	Attorney in Fact	Title	:	President

EXHIBIT "A"

Format of REFUND GUARANTEE

Our Ref. No. [                ]

Issuing Date: [                 ]

To: DAXOS MARITIME LIMITED

Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960

1. At the request of NANTONG COSCO KHI SHIP ENGINEERING CO., LTD., a corporation organized and existing under the laws of the People’s Republic of China, having its principal office at 901 Changjiang Middle Road, Nantong, Jiangsu, the People’s Republic of China (hereinafter called the “Builder”) and in consideration of you entering into a shipbuilding contract by and between you and the Builder dated May 13, 2022 (hereinafter as amended or supplemented from time to time called the “Contract”) for the construction of one (1) 64,000 DWT motor bulk carrier to be built by the Builder as Hull No. NE442 (hereinafter called the “Vessel”), and your agreeing to pay pre-delivery instalments under the Contract aggregating to USD17,275,000.00 (Say United States Dollars Seventeen Million Two Hundred and Seventy Five Thousand only) representing the first installment of the Contract price, in the amount of USD6,910,000.00(Say United States Dollars Six Million Nine Hundred and Ten Thousand only), the second installment of the Contract price, in the amount of USD3,455,000.00 (Say United States Dollars Three Million Four Hundred and Fifty Five Thousand only), the third installment of the Contract price, in the amount of USD3,455,000.00 (Say United States Dollars Three Million Four Hundred and Fifty Five Thousand only) and the fourth installment of the Contract price, in the amount of USD3,455,000.00 (Say United States Dollars Three Million Four Hundred and Fifty Five Thousand only), we, Industrial and Commercial Bank of China, Jiangsu Provincial Branch, No.408, Zhongshan Road, Nanjing City, Jiangsu Province, the People’s Republic of China, a bank organized under the laws of the People’s Republic of China, do hereby absolutely and unconditionally guarantee, as primary obligor and not merely as surety, the repayment to you by the Builder of an amount up to but not exceeding USD17,275,000.00 (Say United States Dollars Seventeen Million Two Hundred and Seventy Five Thousand only), representing the first, second, third and fourth installment of the Contract price as you may have paid to the Builder under the Contract prior to the delivery of the Vessel, together with no interest for the relevant period if cancellation of the Contract is exercised by you for the delay caused by permissible delays in accordance with the provisions of Paragraph 4 of Article VIII of the Contract or total loss in accordance with the provisions of Article XII of the Contract, or together with an interest at the rate of six percent (6%) per annum if the cancellation of the Contract is exercised by you in accordance with the provisions of Article X of the Contract, within twenty one (21) Chinese business days after our receipt of your relevant demand for repayment by authenticated SWIFT through your bank, if and when the same or any part thereof becomes repayable to you from the Builder in accordance with the terms of the Contract.

2. Should the Builder fail to make such repayment in accordance with the terms of the Contract within twenty one (21) Chinese business days, we shall pay you the amount the Builder ought to pay including interest as described above within twenty one (21) Chinese business days after our receipt of your relevant demand for repayment by authenticated SWIFT through your bank indicating that the Builder is in breach of his obligation(s) under the Contract, the provision of the Contract in which the Builder is in breach and the amount which the Builder has failed to repay under the Contract.

3. However, in the event of any dispute between you and the Builder in relation to:

(1) whether the Builder shall be liable to repay any of the above pre delivery installments paid by you under the Contract and

(2) consequently whether you shall have the right to demand payment from us,either you or the Builder shall inform us in writing once such dispute is submitted for arbitration and if either within twenty one (21) Chinese business days of our receipt of your demand or before any such demand is made, we receive a notice made by the Builder or you indicating that there is a dispute between you and the Builder and such dispute is submitted either by the Builder or by you for arbitration in accordance with Article XIII of the Contract, we shall be entitled to withhold and defer payment until the earliest of (i) an arbitration award is published, or (ii) the final court judgment/order is published. In case of reference to arbitration, we shall not be obligated to make any payment to you unless the arbitration award or final court judgment orders the Builder to make repayment. If the Builder fails to honor the award or court judgment within seven (7) Chinese business days of publication of such award or court judgment then we shall refund to you within twenty (20) Chinese business days on your further demand (hereinafter called the “Further Demand”), in substitution for the demand previously submitted, by authenticated SWIFT through your bank to the extent the arbitration award or court judgment orders but not exceeding the aggregate amount of the Contract installments guaranteed under this Letter of Guarantee plus the interest described above.

Such further demand, which is accompanied by a copy of the arbitration award or final judgment, shall be received by us by authenticated SWIFT through your bank within thirty (30) calendar days after the publication or conclusion (as the case may be) of the award or judgment, specifying

1). The final arbitration award or the final court judgment has been awarded or concluded (as the case may be), and

2). The amount the Builder is obliged to pay you pursuant to such final arbitration award or the final court judgment, and

3). That you have not received from the Builder the amount payable by the Builder to you in satisfaction of such award or the final court judgment, and accordingly,

4). the amount demanded by you under this Letter of Guarantee.

4. The said repayment shall be made by us in US Dollars. This Letter of Guarantee shall become effective from the time of the actual receipt of the first installment of USD6,910,000.00 under the Contract (Say United States Dollars Six Million Nine Hundred and Ten Thousand only) by the Builder on its account No. [●] held with Industrial and Commercial Bank of China, Nantong Branch with quoting this Letter of Guarantee Ref. No. [ ] and the amounts effective under this Letter of Guarantee shall correspond to the total payments actually made by you from time to time under the Contract prior to the delivery of the Vessel provided that the relative installment has been remitted to the Builder’s account No. [●] held with Industrial and Commercial Bank of China, Nantong Branch. However, the available amount under this Letter of Guarantee shall in no event exceed above mentioned amount actually paid to the Builder, together with interest calculated as described above at six percent (6%) per annum, as the case may be, for the period commencing with the date of receipt by us for the Builder of the respective installment to the date of our repayment(s) thereof. Our liability under this Letter of Guarantee shall be reduced automatically in accordance with the repayment made by the Builder or by ourselves.

5. This Letter of Guarantee shall remain in force until (I) the Vessel has been delivered to and accepted by you evidenced by presentation to us of a copy of protocol of delivery and acceptance or (II) refund has been made by the Builder or ourselves under this Letter of Guarantee evidenced by our receipt of payment certificate or (III) September 30th, 2025, whichever occurs earliest. Upon expiry, this Letter of Guarantee shall automatically become null and void whether or not it is returned to us for cancellation. However, in the event there is still an outstanding arbitration or court proceedings initiated by you or the Builder for such matters as described in above, then, the validity of this Letter of Guarantee shall be automatically extended to such date being sixty (60) days after a final, unappealable arbitration award or final court judgement is published and in any event this Letter of Guarantee shall not expire until receipt by you of the sum due to you in accordance with the terms of the said final award or final court judgement.

6. This Letter of Guarantee shall become automatically null and void, having no effect whatsoever, if due to whatever reasons, the Builder does not receive the first installment under the Contract on its account No. [●] held with Industrial and Commercial Bank of China, Nantong Branch on or before August 15th, 2022.

7. This Letter of Guarantee may be assigned by you provided that:

(a) the notice of assignment duly signed by both you and the assignee has been duly acknowledged by us (and we cannot unreasonably withhold same); and

(b) your signature on such notice of assignment has been authenticated by your bank.

(c) the right of making demand under this Letter of Guarantee shall always remain with you.

Our obligations under this Letter of Guarantee shall not be increased or otherwise affected by any such assignment. Any amendment or modification of this Letter of Guarantee could only be made at our prior written consent.

8. This Letter of Guarantee and any non-contractual obligations arising from or in connection to it shall be governed by and construed in accordance with the laws of England.

In the event of any dispute as to any matter arising out of or relating to this Letter of Guarantee or any stipulation herein or with respect thereto, such dispute shall be referred to arbitration in London in accordance with the Arbitration Act 1996 of the United Kingdom or any statutory modification or re-enactment thereof then in force save to the extent necessary to give effect to the provisions of this clause including our obligation to appoint an Agent for Service of Process in London. The arbitration shall be conducted in accordance with the London Maritime Arbitrators’ Association (LMAA) Terms current at the time when the arbitration proceedings are commenced. Any such arbitration shall follow the procedure outlined in the Article XIII of the Contract.

In the event of arbitration, we shall irrevocably appoint an Agent in London to act as our agent to receive and accept on our behalf any service of document relating to any proceedings in the English courts, or any notice or other communication in connection with any arbitration, under or in relation to this Letter of Guarantee.

9. Neither our liability nor our obligations under this Letter of Guarantee shall be affected or discharged by any amendment or variation or extension of the terms of the Contract or any invalidity, irregularity or unenforceability or otherwise of the Contract or any time or indulgence granted to the Builder under the terms of the Contract and/or any insolvency, bankruptcy, liquidation, dissolution or reorganization (or analogous procedure) of the Builder or by any act, omission, fact or circumstances whatsoever, which could or might, but for the foregoing, diminish in any way our obligations under this Letter of Guarantee provided however that notwithstanding the foregoing, our liability under this Letter of Guarantee shall in no event be greater than the aforesaid guarantee amount plus interest (as the case may be). We further hereby waive and disclaim all rights whatsoever to claim sovereign immunity for ourselves or our assets in respect of any claim or proceedings brought under this Letter of Guarantee, and waive and disclaim any claim that any proceedings brought against us under or in respect of this Letter of Guarantee have been brought in an inconvenient or inappropriate forum provided always that such proceedings are brought in accordance with the terms of this Letter of Guarantee.

10. We confirm herewith that we are permitted by the laws of the People’s Republic of China to issue this Letter of Guarantee and especially to designate English law as the applicable law and London as place of arbitration. With regard to the rules, regulations and requirements of foreign exchange imposed by the state administration of foreign exchange (“S.A.F.E.”) of the People’s Republic of China, we confirm herewith that this Letter of Guarantee will be registered with the relevant S.A.F.E. authority after the issuance and confirm further that we have obtained all necessary approvals and authorizations to issue this Letter of Guarantee and that we are authorized to transfer funds out of the People’s Republic of China in the currency of this Letter of Guarantee as and when required.

11. All the banking charges outside of the People’s Republic of China are on your account and all the banking charges inside the People’s Republic of China are for account of the Builder.

12. All payments by us under this Letter of Guarantee shall be made without any set-off or counterclaim and without deduction or withholding for or on account of any taxes, duties or charges whatsoever unless we are obliged by law to deduct or withhold the same. In the latter event we shall make the minimum deduction or withholding required and will pay you such additional amounts as may be necessary in order that the net amount received by you after such deduction or withholding shall equal the amount which would have been received had such deduction or withholding not been made.

13. Breaches of local and international anti-money laundering or economic sanctions laws and regulations administered by, including but not limited to the People’s Republic of China, United Nations, United States, are not acceptable. Our bank may reject any transaction in violation of any of these laws and regulations without any liability on our part.

EXHIBIT "B"

Format of PERFORMANCE GUARANTEE

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